Exhibit 99.1
Western Gas Partners, LP

DEFINITIONS
As generally used within the energy industry and in this Annual Report on Form 10-K, the identified terms have the following meanings:
Barrel or Bbl: 42 U.S. gallons measured at 60 degrees Fahrenheit.
Btu: British Thermal Unit.
Condensate: A natural gas liquid with a low vapor pressure mainly composed of propane, butane, pentane and heavier hydrocarbon fractions.
Delivery point: The point where gas or natural gas liquids are delivered by a processor or transporter to a producer, shipper or purchaser, typically the inlet at the interconnection between the gathering or processing system and the facilities of a third-party processor or transporter.
End-use markets: The ultimate users/consumers of transported energy products.
Imbalance: Imbalances result from (i) differences between gas volumes nominated by customers and gas volumes received from those customers and (ii) differences between gas volumes received from customers and gas volumes delivered to those customers.
MMBtu: One million British Thermal Units.
Natural gas: Hydrocarbon gas found in the earth composed of methane, ethane, butane, propane and other gases.
Natural gas liquids or NGLs: The combination of ethane, propane, butane and natural gasolines that when removed from natural gas become liquid under various levels of higher pressure and lower temperature.
Residue gas: The natural gas remaining after being processed or treated.
Tailgate: The point at which processed natural gas and/or natural gas liquids leave a processing facility for end-use markets.

Western Gas Partners, LP
Report of Independent Registered Public Accounting Firm
The Board of Directors
Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):
We have audited the accompanying consolidated balance sheets of Western Gas Partners, LP and subsidiaries (the Partnership) as of December 31, 2008 and 2007, and the related consolidated statements of income, parent net equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Western Gas Partners, LP and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Houston, Texas
March 12, 2009, except as to Note 16, which is as of June 11, 2009

Western Gas Partners, LP
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2008	2007(1)	2006(1)
	(in thousands, except per-unit data)

Revenues — affiliates
Gathering, processing and transportation of natural gas	$107,582	$93,007	$66,296
Natural gas, natural gas liquids and condensate sales	154,772	146,151	52,959
Equity income and other	9,289	6,144	2,380

Total revenues — affiliates	271,643	245,302	121,635

Revenues — third parties
Gathering, processing and transportation of natural gas	15,958	11,019	5,783
Natural gas, natural gas liquids and condensate sales	16,119	2,772	3
Other	7,928	2,400	1,189

Total revenues — third parties	40,005	16,191	6,975

Total Revenues	311,648	261,493	128,610

Operating Expenses (2)
Cost of product	134,715	112,283	41,806
Operation and maintenance	44,765	40,756	29,907
General and administrative	14,385	8,364	4,320
Property and other taxes	5,701	5,591	4,719
Depreciation	33,011	30,481	20,230
Impairment	9,354	—	—

Total Operating Expenses	241,931	197,475	100,982

Operating Income	69,717	64,018	27,628
Interest income (expense), net — affiliates	9,191	(7,805)	(9,574)
Other income (expense), net	145	(15)	(26)

Income Before Income Taxes	79,053	56,198	18,028

Income Tax Expense	13,777	19,540	5,327

Net Income	$65,276	$36,658	$12,701

Calculation of Limited Partner Interest in Net Income:
Net income(3)	$42,103	n/a (4)	n/a
Less general partner interest in net income	842	n/a	n/a

Limited partner interest in net income	$41,261	n/a	n/a

Net income per limited partner unit — basic	$0.78	n/a	n/a
Net income per limited partner unit — diluted	$0.77

Limited partner units outstanding — basic	53,216	n/a	n/a
Limited partner units outstanding — diluted	53,246	n/a	n/a

(1)	Financial information for 2007 and 2006 has been revised to include results attributable to the Powder River assets from August 23, 2006. See Note 3—Powder River Acquisition.

(2)	Operating expenses include amounts charged by affiliates to the Partnership for services as well as reimbursement of amounts paid by affiliates to third parties on behalf of the Partnership. Cost of product expenses include product purchases from affiliates of $23.6 million, $18.8 million and $8.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. Operation and maintenance expenses include charges from affiliates of $17.8 million, $11.7 million and $6.5 million for the years ended December 31, 2008, 2007 and 2006, respectively. General and administrative expenses include charges from affiliates of $11.1 million, $8.4 million and $4.3 million for the years ended December 31, 2008, 2007 and 2006, respectively. See Note 6—Transactions with Affiliates.

(3)	Reflective of net income since the Partnership’s initial public offering on May 14, 2008. See Note 5—Net Income per Limited Partner Unit.

(4)	Not applicable
See accompanying notes to the consolidated financial statements.

Western Gas Partners, LP
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007(1)
	(in thousands, except number of units)

ASSETS
Current Assets
Cash and cash equivalents	$33,306	$—
Accounts receivable, net — third parties	5,878	5,066
Accounts receivable — affiliates	3,235	—
Natural gas imbalance receivables — third parties	389	899
Natural gas imbalance receivables — affiliates	1,422	—
Inventory	644	777
Deferred income taxes	14	2,916
Other current assets	491	—

Total current assets	45,379	9,658

Other assets	628	27
Note receivable — Anadarko	260,000	—
Property, Plant and Equipment
Cost	680,591	641,123
Less accumulated depreciation	162,776	129,348

Net property, plant and equipment	517,815	511,775
Goodwill	14,436	12,347
Equity investment	18,183	10,511

Total Assets	$856,441	$544,318

LIABILITIES, PARTNERS’ CAPITAL AND PARENT NET EQUITY
Current Liabilities
Accounts payable	$5,544	$3,737
Natural gas imbalance payable — third parties	244	2,104
Natural gas imbalance payable — affiliates	1,198	—
Accrued ad valorem taxes	1,330	1,298
Income taxes payable	146	313
Accrued liabilities — third parties	7,726	4,925
Accrued liabilities — affiliates	153	—

Total current liabilities	16,341	12,377
Long-Term Liabilities
Note payable — Anadarko	175,000	—
Deferred income taxes	1,053	129,267
Asset retirement obligations and other	9,093	10,534

Total long-term liabilities	185,146	139,801

Total Liabilities	201,487	152,178

Commitments and Contingencies (Note 13)	—	—

Parent Net Equity and Partners’ Capital
Common units (29,093,197 units issued and outstanding at December 31, 2008)	368,049	—
Subordinated units (26,536,306 units issued and outstanding at December 31, 2008)	275,917	—
General partner units (1,135,296 units issued and outstanding at December 31, 2008)	10,988	—
Parent net investment	—	392,140

Total Parent Net Equity and Partners’ Capital	654,954	392,140

Total Liabilities, Parent Net Equity and Partners’ Capital	$856,441	$544,318

(1)	Financial information as of December 31, 2007 has been revised to include assets, liabilities and parent net equity attributable to the Powder River assets. See Note 3—Powder River Acquisition.
See accompanying notes to the consolidated financial statements.

Western Gas Partners, LP
CONSOLIDATED STATEMENT OF PARENT NET EQUITY AND PARTNERS’ CAPITAL

		Partners’ Capital
	Parent Net	Limited Partners
	Investment	Common	Subordinated	General Partner	Total

	(in thousands)
Balance at December 31, 2005	$160,585	$—	$—	$—	$160,585
Net contributions from parent	10,113	—	—	—	10,113
Acquisition of MIGC	52,390	—	—	—	52,390
Powder River acquisition	116,789	—	—	—	116,789
Net income	12,701	—	—	—	12,701

Balance at December 31, 2006(1)	$352,578	$—	$—	$—	$352,578

Contribution of property from parent	21,942	—	—	—	21,942
Net distributions to parent	(19,038)	—	—	—	(19,038)
Net income	36,658	—	—	—	36,658

Balance at December 31, 2007(1)	$392,140	$—	$—	$—	$392,140
Reimbursement to parent from offering proceeds	(45,161)	—	—	—	(45,161)
Elimination of net deferred tax liabilities	126,936	—	—	—	126,936
Net income attributable to Predecessor	23,173	—	—	—	23,173
Net distributions to parent	(16,717)	—	—	—	(16,717)
Contribution of net assets to Western Gas Partners, LP	(321,609)	55,221	255,941	10,447	—
Contribution of assets from parent	2,089	2,528	11,715	478	16,810
Issuance of common units to public, net of offering and other costs	—	315,161	—	—	315,161
Contribution of Powder River assets	(160,851)	(13,866)	—	(283)	(175,000)
Non-cash equity-based compensation	—	323	—	—	323
Net income attributable to Partners	—	20,841	20,420	842	42,103
Distributions to unitholders	—	(12,159)	(12,159)	(496)	(24,814)

Balance at December 31, 2008	$—	$368,049	$275,917	$10,988	$654,954

(1)	Financial information for 2007 and 2006 has been revised to include activity attributable to the Powder River assets from August 23, 2006. See Note 3—Powder River Acquisition.
See accompanying notes to the consolidated financial statements.

Western Gas Partners, LP
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007(1)	2006(1)
	(in thousands)
Cash Flows from Operating Activities
Net income	$65,276	$36,658	$12,701
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	33,011	30,481	20,230
Impairment	9,354	—	—
Deferred income taxes	1,624	10,816	3,226
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(4,047)	(3,466)	2,037
(Increase) in natural gas imbalance receivable	(912)	(226)	—
Increase (decrease) in accounts payable and accrued expenses	4,840	142	(4,312)
Increase (decrease) in other items, net	650	(1,497)	(578)

Net cash provided by operating activities	109,796	72,908	33,304
Cash Flows from Investing Activities
Capital expenditures	(36,864)	(54,328)	(42,963)
Powder River acquisition	(175,000)	—	—
Investment in equity — affiliate	(8,095)	—	—
Loan to Anadarko	(260,000)	—	—

Net cash used in investing activities	(479,959)	(54,328)	(42,963)
Cash Flows from Financing Activities
Proceeds from issuance of common units, net of $5.9 million in offering expenses	315,161	—	—
Issuance of Note Payable to Anadarko	175,000	—	—
Reimbursement to parent from offering proceeds	(45,161)	—	—
Distributions to unitholders	(24,814)	—	—
Net (distributions to) contributions from parent	(16,717)	(19,038)	10,113

Net cash provided by (used in) financing activities	403,469	(19,038)	10,113

Net Increase (Decrease) in Cash and Cash Equivalents	33,306	(458)	454
Cash and Cash Equivalents at Beginning of Period	—	458	4

Cash and Cash Equivalents at End of Period	$33,306	$—	$458

Supplemental Disclosures
Significant non-cash investing and financing transactions:
Contribution of initial assets to Western Gas Partners, LP from parent	$321,609	$—	$—
Value of consideration paid in excess of net carrying value of Powder River assets	14,149	—	—
Elimination of net deferred tax liabilities	126,936	—	—
Property, plant and equipment contributed by parent	14,721	21,942	—
(Increase) decrease in accrued capital expenditures	876	(501)	(1,876)

(1)	Financial information for 2007 and 2006 has been revised to include activity attributable to the Powder River assets from August 23, 2006. See Note 3—Powder River Acquisition.
See accompanying notes to the consolidated financial statements.

Notes to consolidated financial statements of Western Gas Partners, LP
1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Western Gas Partners, LP (the Partnership) is a Delaware limited partnership formed in August 2007. The Partnership’s assets consist of nine gathering systems, six natural gas treating facilities, two gas processing facilities and one interstate pipeline. The Partnership’s assets are located in East and West Texas, the Rocky Mountains (Utah and Wyoming) and the Mid-Continent (Kansas and Oklahoma). The Partnership is engaged in the business of gathering, compressing, processing, treating and transporting natural gas for Anadarko Petroleum Corporation and its consolidated subsidiaries (Anadarko) and third-party producers and customers. The Partnership’s general partner is Western Gas Holdings, LLC, a wholly owned subsidiary of Anadarko.
On May 14, 2008, the Partnership closed its initial public offering of 18,750,000 common units at a price of $16.50 per unit. On June 11, 2008, the Partnership issued an additional 2,060,875 common units to the public pursuant to the partial exercise of the underwriters’ over-allotment option. The May 14 and June 11 issuances are referred to collectively as the initial public offering. The common units are listed on the New York Stock Exchange under the symbol “WES.” The Partnership received gross proceeds of $343.4 million from the initial public offering, less $22.3 million for underwriting discounts and structuring fees. The Partnership used the balance of the gross offering proceeds as follows:
•	approximately $5.9 million to pay offering expenses;

•	approximately $45.2 million to reimburse Anadarko from offering proceeds;

•	$260.0 million loaned to Anadarko in exchange for a 30-year note bearing interest at a fixed annual rate of 6.50%; and

•	$10.0 million retained for general partnership purposes.
Concurrent with the closing of the initial public offering, Anadarko contributed the assets and liabilities of Anadarko Gathering Company LLC (AGC), Pinnacle Gas Treating LLC (PGT) and MIGC LLC (MIGC) to the Partnership in exchange for 1,083,115 general partner units, representing a 2.0% general partner interest in the Partnership, 100% of the Incentive Distribution Rights (IDRs), 5,725,431 common units and 26,536,306 subordinated units. AGC, PGT and MIGC are referred to collectively as the initial assets. The common units issued to Anadarko include 751,625 common units issued following the expiration of the underwriters’ over-allotment option and represent the portion of the common units which were not exercised by the underwriters under the option. IDRs entitle the holder to specified increasing percentages of cash distributions as the Partnership’s per-unit cash distributions increase. See Note 4—Partnership Equity and Distributions for information related to the distribution rights of the common and subordinated unitholders and to the IDRs held by the general partner.
On December 19, 2008, the Partnership acquired certain midstream assets from Anadarko for consideration consisting of $175.0 million cash, which was financed by borrowing $175.0 million from Anadarko pursuant to the terms of a five-year term loan agreement, 2,556,891 common units and 52,181 general partner units. The acquisition consisted of (i) a 100% ownership interest in the Hilight System, (ii) a 50% interest in the Newcastle System and (iii) a 14.81% limited liability company membership interest in Fort Union Gas Gathering, L.L.C. (Fort Union). These assets are referred to collectively as the Powder River assets and the acquisition is referred to as the Powder River acquisition. Please see Note 3—Powder River Acquisition.
As of December 31, 2008, Anadarko holds 1,135,296 general partner units representing a 2.0% general partner interest in the Partnership, 100% of the Partnership incentive distribution rights, 8,282,322 common units and 26,536,306 subordinated units. Anadarko’s common and subordinated unit ownership represents an aggregate 61.3% limited partner interest in the Partnership. The public holds 20,810,875 common units, representing a 36.7% limited partner interest in the Partnership.
The acquisition of the initial assets and the Powder River assets are considered transfers of net assets between entities under common control. Anadarko acquired MIGC and the Powder River assets in connection with its August 23, 2006 acquisition of Western Gas Resources, Inc. The accompanying consolidated financial statements of the Partnership have been prepared in accordance with accounting principles generally accepted in the United States. The “Partnership” as used herein refers to the combined financial results and operations of AGC and PGT from their inception through May 14, 2008 and to the Partnership thereafter, combined with the financial results and operations of MIGC and the Powder River assets from August 23, 2006 thereafter. “Western” refers to Western Gas Resources, Inc. and its consolidated subsidiaries prior to Anadarko’s

Notes to consolidated financial statements of Western Gas Partners, LP acquisition of Western and “Parent” refers to Western for periods prior to August 23, 2006 and to Anadarko for periods including and subsequent to August 23, 2006. The consolidated financial statements for periods prior to May 14, 2008 with respect to the initial assets and prior to December 19, 2008 with respect to the Powder River assets have been prepared from Anadarko’s historical cost-basis accounts and may not necessarily be indicative of the actual results of operations that would have occurred if the Partnership had owned the assets and operated as a separate entity during the periods reported. In addition to recasting the Partnership’s financial statements for the years ended December 31, 2007 and 2006 for the Powder River assets, certain amounts in prior periods have been reclassified to conform to the current presentation.
The consolidated financial statements include the accounts of the Partnership and entities in which it holds a controlling financial interest. All significant intercompany transactions have been eliminated. Investments in non-controlled entities over which Anadarko exercises significant influence are accounted for using the equity method. The information furnished herein reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of financial position as of December 31, 2008 and 2007 and for the results of operations, changes in partners’ capital and parent net equity and cash flows for each of the years in the three-year period ended December 31, 2008.
Certain costs of doing business incurred by Anadarko on behalf of the Partnership have been reflected in the accompanying financial statements. These costs include general and administrative expenses charged by Anadarko to the Partnership in exchange for:
•	business services, such as payroll, accounts payable and facilities management;

•	corporate services, such as finance and accounting, marketing, legal, human resources, investor relations and public and regulatory policy;

•	executive compensation, but not including share-based compensation for periods ending prior to May 14, 2008; and

•	pension and other post-retirement benefit costs.
Transactions between the Partnership and Anadarko have been identified in the consolidated financial statements as transactions between affiliates. Please see Note 6—Transactions with Affiliates.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of estimates
To conform to accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the amounts reported in the consolidated financial statements and the notes thereto. These estimates are evaluated on an ongoing basis, utilizing historical experience and other methods considered reasonable in the particular circumstances. Although these estimates are based on management’s best available knowledge at the time, actual results may differ.
Effects on the Partnership’s business, financial position and results of operations resulting from revisions to estimates are recognized when the facts that give rise to the revision become known. Changes in facts and circumstances or discovery of new facts or circumstances may result in revised estimates and actual results may differ from these estimates.
Property, plant and equipment
Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation or fair value, if impaired. The Partnership capitalizes all construction-related direct labor and material costs. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects which do not extend the useful life or increase the expected output of property, plant and equipment is expensed as incurred.
Depreciation is computed over the asset’s estimated useful life using the straight-line method or half-year convention method, based on estimated useful lives and salvage values of assets. Uncertainties that may impact these estimates include, among others, changes in laws and regulations relating to restoration and abandonment requirements, economic conditions and supply and demand in the area. When assets are placed into service, the Partnership makes estimates with respect to useful lives and salvage values that the Partnership believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.

Notes to consolidated financial statements of Western Gas Partners, LP
The Partnership evaluates its ability to recover the carrying amount of its long-lived assets and determines whether its long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to operating expense.
Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. Sources used to determine fair value include, but are not limited to, recent third-party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes, such as changes in contract rates or terms, the condition of an asset, or management’s intent to utilize the asset generally require management to reassess the cash flows related to long-lived assets.
During the year ended December 31, 2008, an impairment charge was recorded in connection with the shut-in of a plant at the Hilight System prior to its contribution to the Partnership.
Equity-Method Investment
Fort Union is a partnership among Copano Pipelines/Rocky Mountains, LLC (37.04%), Crestone Powder River L.L.C. (37.04%), Bargath, Inc. (11.11%) and the Partnership (14.81%). Fort Union owns a gathering pipeline and treating facilities in the Powder River Basin. The Parent is the construction manager and physical operator of the Fort Union facilities.
The Partnership’s investment in Fort Union is accounted for under the equity method of accounting. Certain business decisions, including, but not limited to, decisions with respect to significant expenditures or contractual commitments, annual budgets, material financings, dispositions of assets or amending the owners’ firm gathering agreements, require 65% or unanimous approval of the owners.
Management evaluates its equity-method investment for impairment whenever events or changes in circumstances indicate that the carrying value of such investment may have experienced a decline in value that is other than temporary. When evidence of loss in value has occurred, management compares the estimated fair value of the investment to the carrying value of the investment to determine whether the investment has been impaired. Management assesses the fair value of equity-method investments using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales and discounted cash flow models. If the estimated fair value is less than the carrying value, the excess of the carrying value over the estimated fair value is recognized as an impairment loss.
The investment balance at December 31, 2008 includes $3.0 million for the purchase price allocated to the investment in Fort Union in excess of Western’s historic cost basis. This balance was attributed to the difference between the fair value and book value of Fort Union’s gathering and treating facilities and is being amortized over the remaining life of those facilities. Investment earnings from Fort Union, net of investment amortization, are reported in equity income and other revenues — affiliates in the statements of income.
At December 31, 2008, Fort Union had expansion projects under construction and had project financing debt of $117.1 million outstanding, which is not guaranteed by the members. Fort Union’s lender has a lien on the Partnership’s interest in Fort Union.
Goodwill
Goodwill represents the excess of the purchase price of an entity over the estimated fair value of the identifiable assets acquired and liabilities assumed. During 2006, the Partnership recognized $4.8 million of goodwill in connection with the acquisition of MIGC and attributed this amount to the Partnership’s transportation reporting unit and recognized $9.6 million of goodwill in connection with the Powder River acquisition and attributed this amount to the Partnership’s gathering and processing reporting unit. None of this goodwill is deductible for income tax purposes.

Notes to consolidated financial statements of Western Gas Partners, LP
The Partnership evaluates whether goodwill has been impaired. Impairment testing is performed annually as of October 1, unless facts and circumstances make it necessary to test more frequently. The Partnership has determined that it has one operating segment and two reporting units and, accordingly, goodwill is assessed for impairment at the reporting unit level. Goodwill impairment assessment is a two-step process. Step one focuses on identifying a potential impairment by comparing the fair value of the reporting unit with the carrying amount of the reporting unit. If the fair value of the reporting unit exceeds its carrying amount, no further action is required. However, if the carrying amount of the reporting unit exceeds its fair value, goodwill is written down to the implied fair value of the goodwill through a charge to operating expense based on a hypothetical purchase price allocation.
No goodwill impairment has been recognized in these consolidated financial statements.
Asset retirement obligations
Management recognizes a liability based on the estimated costs of retiring tangible long-lived assets. The liability is recognized at its fair value measured using expected discounted future cash outflows of the asset retirement obligation when the obligation originates, which generally is when an asset is acquired or constructed. The carrying amount of the associated asset is increased commensurate with the liability recognized. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Subsequent to the initial recognition, the liability is adjusted for any changes in the expected value of the retirement obligation (with a corresponding adjustment to property, plant and equipment) and for accretion of the liability due to the passage of time, until the obligation is settled. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the associated asset carrying amount. Revisions in estimated asset retirement obligations may result from changes in estimated inflation rates, discount rates, retirement costs and the estimated timing of settling asset retirement obligations.
Revenue recognition
Under its fee-based arrangements, the Partnership is paid a fixed fee based on the volume and thermal content of the natural gas it gathers or treats and recognizes gathering and treating revenues for its services at the time the service is performed.
Producers’ wells are connected to the Partnership’s gathering systems for delivery of natural gas to the Partnership’s processing or treating plants, where the natural gas is processed to extract NGLs or treated in order to satisfy pipeline specifications. In some areas, where no processing is required, the producers’ gas is gathered, compressed and delivered to pipelines for market delivery. Except for volumes taken in-kind by certain producers, an affiliate of Anadarko sells the natural gas and extracted NGLs attributable to processing activities at the Hilight System and the Newcastle System. Under percent-of-proceeds contracts, revenue is recognized when the natural gas or NGLs are sold and the related product purchases are recorded as a percentage of the product sale.
Under keep-whole contracts, NGLs recovered by the processing facility are retained and sold. Producers are kept whole through the receipt of a thermally equivalent volume of residue gas at the tailgate of the plant. The keep-whole contract conveys an economic benefit to the Partnership when the individual values of the NGLs are greater as liquids than as a component of the natural gas stream; however, the Partnership is adversely impacted when the value of the NGLs are lower as liquids than as a component of the natural gas stream. Revenue is recognized from the NGLs upon transfer of title.
Condensate recovered in the field and during processing is retained and sold. Depending upon contract terms, proceeds from condensate sales are either retained by the gatherer or processor or is credited to the producer. Revenue is recognized from the sale of condensate upon transfer of title.
The Partnership earns transportation revenues through firm contracts that obligate each of its customers to pay a monthly reservation or demand charge regardless of the pipeline capacity used by that customer. An additional commodity usage fee is charged to the customer based on the actual volume of natural gas transported. Revenues are also generated from interruptible contracts pursuant to which a fee is charged to the customer based on volumes transported through the pipeline. Revenues for transportation of natural gas are recognized over the period of firm transportation contracts or, in the case of usage fees and interruptible contracts, when the volumes are received into the pipeline. From time to time, certain revenues may be subject to refund pending the outcome of rate matters before the Federal Energy Regulatory Commission and reserves are established where appropriate. During the periods presented herein, there were no pending rate cases and no related reserves have been established.

Notes to consolidated financial statements of Western Gas Partners, LP
Proceeds from the sale of residue gas, NGLs and condensate are recorded in natural gas, natural gas liquids and condensate revenues in the statements of income. Revenues attributable to the fixed-fee component of gathering and processing contracts as well as demand charges and commodity usage fees on transportation contracts are reported in gathering, processing and transportation of natural gas revenues in the statements of income.
Natural gas imbalances
The consolidated balance sheets include natural gas imbalance receivables and payables resulting from differences in gas volumes received into the Partnership’s systems and gas volumes delivered by the Partnership to customers. Natural gas volumes owed to or by the Partnership that are subject to monthly cash settlement are valued according to the terms of the contract as of the balance sheet dates, and generally reflect market index prices. Other natural gas volumes owed to or by the Partnership are valued at the Partnership’s weighted average cost of natural gas as of the balance sheet dates and are settled in-kind. As of December 31, 2008, natural gas imbalance receivables and payables were approximately $1.8 million and $1.4 million, respectively. As of December 31, 2007, natural gas imbalance receivables and payables were approximately $0.9 million and $2.1 million, respectively. Changes in natural gas imbalances are reported in other revenues or cost of product expense in the statements of income.
Inventory
The cost of natural gas and NGLs inventories are determined by the weighted average cost method on a location-by-location basis. Inventory is accounted for at the lower of weighted average cost or market value.
Environmental expenditures
The Partnership expenses environmental expenditures related to conditions caused by past operations that do not generate current or future revenues. Environmental expenditures related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Liabilities are recorded when the necessity for environmental remediation becomes probable and the costs can be reasonably estimated, or when other potential environmental liabilities are probable and can be reasonably estimated.
Cash equivalents
The Partnership considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents. The Partnership had approximately $33.3 million of cash and cash equivalents as of December 31, 2008 and no cash or cash equivalents as of December 31, 2007.
Bad-debt reserve
The Partnership revenues are primarily from Anadarko, for which no credit limit is maintained. The Partnership analyzes its exposure to bad debt on a customer-by-customer basis for its third-party accounts receivable and may establish credit limits for significant third-party customers. For third-party accounts receivable, the amount of bad-debt reserve at December 31, 2008 and December 31, 2007 was approximately $53,000 and $41,000, respectively.
Equity-based compensation
Concurrent with the closing of the initial public offering, phantom unit awards were granted to independent directors of the general partner under the Western Gas Partners, LP 2008 Long-Term Incentive Plan (LTIP), which permits the issuance of up to 2,250,000 units. Upon vesting of each phantom unit, the holder will receive common units of the Partnership or, at the discretion of the general partner’s board of directors, cash in an amount equal to the market value of common units of the Partnership on the vesting date. Share-based compensation expense attributable to grants made pursuant to the LTIP will impact the Partnership’s cash flow from operating activities only to the extent the general partner’s board of directors elects to make a cash payment to a participant in lieu of the issuance of common units upon the lapse of the vesting period.
Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment (revised 2004) (SFAS 123(R)), requires companies to recognize stock-based compensation as an operating expense. The Partnership amortizes stock-based compensation expense attributable to awards granted under the LTIP over the vesting periods applicable to the awards.

Notes to consolidated financial statements of Western Gas Partners, LP
Additionally, the Partnership’s general and administrative expenses include equity-based compensation costs allocated by Anadarko to the Partnership for grants made pursuant to the Western Gas Holdings, LLC Equity Incentive Plan as amended and restated (Incentive Plan) as well as the Anadarko Petroleum Corporation 1999 Stock Incentive Plan and the Anadarko Petroleum Corporation 2008 Omnibus Incentive Compensation Plan (Anadarko’s plans are referred to collectively as the Anadarko Incentive Plans). Under the Incentive Plan, participants are granted Unit Value Rights (UVRs), Unit Appreciation Rights (UARs) and Dividend Equivalent Rights (DERs). UVRs granted under the Incentive Plan are valued at $50 per UVR, vest ratably over three years, or earlier in connection with certain other events, and become payable in cash by the general partner no later than 30 days subsequent to vesting. UARs granted under the Incentive Plan vest ratably over three years or earlier in connection with certain other events, become payable no later than 30 days subsequent to exercise by the participant and expire upon the earlier of the 90th day subsequent to the participant’s voluntary termination or 10 years from the date of grant. DERs granted under the Incentive Plan vest upon the occurrence of certain events, become payable no later than 30 days subsequent to vesting and expire 10 years from the date of grant. Equity-based compensation expense attributable to grants made pursuant to the Incentive Plan will impact the Partnership’s cash flow from operating activities only to the extent cash payments are made to Incentive Plan participants and such cash payments do not cause total annual reimbursements made by the Partnership to Anadarko pursuant to the omnibus agreement to exceed the general and administrative expense limit set forth therein for the periods to which such expense limit applies. See Note 6—Transactions with Affiliates.
Income taxes
The Partnership generally is not subject to federal or state income tax. The Partnership is subject to a Texas margin tax and recognizes this tax expense in its consolidated financial statements. Prior to closing of the initial public offering, tax expense was recorded for income generated by the initial assets and, prior to closing of the Powder River acquisition, tax expense was recorded for income generated by the Powder River assets. For periods prior to May 14, 2008 with respect to the initial assets and for periods prior to December 19, 2008 with respect to the Powder River assets, deferred federal and state income taxes were provided on temporary differences between the financial statement carrying amounts of recognized assets and liabilities and their respective tax bases as if the Partnership filed tax returns as a stand-alone entity. For periods subsequent to May 14, 2008, the Partnership will make payments to Anadarko pursuant to the tax sharing arrangement entered into between Anadarko and the Partnership for its share of Texas margin tax that are included in any combined or consolidated returns filed by Anadarko. The aggregate difference in the basis of our assets for financial and tax reporting purposes cannot be readily determined as we do not have access to information about each partner’s tax attributes in us.
Financial Accounting Standards Board (FASB) Financial Interpretation No. 48, Accounting for uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48), became effective January 1, 2007. FIN 48 defines the criteria an individual tax position must meet for any part of the benefit of that position to be recognized in the financial statements. The Partnership has no material uncertain tax positions at December 31, 2008 or 2007.
Net income per limited partner unit
Emerging Issues Task Force (EITF) Issue 03-6, Participating Securities and the Two-Class Method Under FASB Statement No. 128 (EITF 03-6), addresses the computation of earnings per share by entities that have issued securities other than common stock that contractually entitle the holder to participate in dividends and undistributed earnings of the entity when, and if, it declares dividends on its securities. EITF 03-6 requires securities that satisfy the definition of a “participating security” to be considered for inclusion in the computation of basic earnings per unit using the two-class method. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed pursuant to the terms of the relevant contractual arrangement. For the Partnership, earnings per unit is calculated based on the assumption that the Partnership distributes to its unitholders an amount of cash equal to the net income of the Partnership, notwithstanding the general partner’s ultimate discretion over the amount of cash to be distributed for the period, the existence of other legal or contractual limitations that would prevent distributions of all of the net income for the period or any other economic or practical limitation on the ability to make a full distribution of all of the net income for the period. Earnings per unit is calculated by applying the provisions of the partnership agreement that govern actual cash distributions to the notional cash distribution amount, including giving effect to incentive distributions.

Notes to consolidated financial statements of Western Gas Partners, LP
New accounting standards
The following new accounting standards were adopted by the Partnership during the three-year period ended December 31, 2008:
SFAS No. 157, Fair Value Measurements (SFAS 157). In September 2006, the FASB issued SFAS 157, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements. However, in some cases, the application of SFAS 157 changed the Partnership’s historical practice for measuring fair values under other accounting pronouncements that require or permit fair value measurements. As originally issued, SFAS 157 was effective as of January 1, 2008 and must be applied prospectively, except in certain cases, to the Partnership. The FASB issued FSP FAS 157-2, which delayed the effective date of SFAS 157 to January 1, 2009 for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Partnership adopted SFAS 157 effective January 1, 2008. Adoption of SFAS 157 did not have a material impact on the Partnership’s consolidated results of operations, cash flows or financial position.
Recently issued accounting standards not yet adopted
The following new accounting standards have been issued, but had not been adopted by the Partnership as of December 31, 2008:
SFAS No. 141 (revised 2007), Business Combinations (SFAS 141(R)). In December 2007, the FASB issued SFAS 141(R) which applies fair value measurement in accounting for business combinations, expands financial disclosures, defines an acquirer and modifies the accounting for some business combinations items. Under SFAS 141(R), an acquirer will be required to record 100% of assets and liabilities, including goodwill, contingent assets and contingent liabilities, at their fair value. This replaces the cost allocation process applied under SFAS No. 141, Business Combinations (SFAS 141). In addition, contingent consideration must also be recognized at fair value at the acquisition date. Acquisition-related costs will be expensed rather than treated as an addition to the assets being acquired and restructuring costs will be recognized separately from the business combination. SFAS 141(R) will apply to the Partnership prospectively for business combinations with an acquisition date on or after January 1, 2009.
EITF Issue No. 07-4, Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships (EITF 07-4), and FASB Staff Position EITF Issue No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (FSP EITF 03-6-1). In March 2008, the EITF issued EITF 07-4 addressing the application of the two-class method under SFAS No. 128, Earnings per Share (SFAS 128), in determining income per unit for master limited partnerships having multiple classes of securities including limited partnership units, general partnership units and, when applicable, IDRs of the general partner. EITF 07-4 clarifies that the two-class method would apply. Further, EITF 07-4 states that undistributed earnings should be allocated to the general partner, limited partners and IDR holders as if undistributed earnings were available cash. In June 2008, the FASB issued FSP EITF 03-6-1 addressing whether instruments granted in share-based payment transactions are participating securities prior to vesting and therefore required to be accounted for in calculating earnings per unit under the two-class method described in SFAS 128. FSP EITF 03-6-1 requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per unit. The Partnership is evaluating the impact of EITF 07-4 and FSP EITF 03-6-1 on the Partnership’s reported earnings per unit. EITF 07-4 and FSP EITF 03-6-1 are effective for the Partnership on January 1, 2009 and will be applied with respect to all periods in which earnings per unit is presented.
EITF Issue No. 08-6, Accounting for Equity Method Investments Considerations (EITF 08-6). In November 2008, the EITF issued EITF 08-6, which clarifies that an equity method investor is required to continue to recognize an other-than-temporary impairment of its investment in accordance with Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. Also, an equity method investor should not separately test an investee’s underlying assets for impairment. However, an equity method investor should recognize its share of an impairment charge recorded by an investee. EITF 08-6 will be effective for the Partnership on a prospective basis on January 1, 2009 and for interim periods beginning with the first quarter of 2009.

Notes to consolidated financial statements of Western Gas Partners, LP
3. POWDER RIVER ACQUISITION
In December 2008, the Partnership acquired the Powder River assets from Anadarko for consideration consisting of $175.0 million cash, which was financed by borrowing $175.0 million from Anadarko pursuant to the terms of a five-year term loan agreement, 2,556,891 common units and 52,181 general partner units. These assets provide a combination of gathering, treating and processing services in the Powder River Basin.
The Partnership accounted for the Powder River acquisition as a transfer of net assets between entities under common control pursuant to the provisions of SFAS 141, Appendix D. The Powder River assets were recorded at the amounts reflected in Anadarko’s historical consolidated financial statements, including an allocation of goodwill. The difference between the purchase price and Anadarko’s carrying value of the combined net assets acquired and liabilities assumed was recorded as an adjustment to partners’ capital. SFAS 141 also requires that all income statements be revised to include the results of the acquired assets as of the date of common control. Accordingly, the Partnership’s historical financial statements have been recast for periods including and subsequent to August 23, 2006, the date Anadarko acquired the Powder River assets through its acquisition of Western.
4. PARTNERSHIP EQUITY AND DISTRIBUTIONS
The partnership agreement requires that, within 45 days subsequent to the end of each quarter, beginning with the quarter ended June 30, 2008, the Partnership distribute all of its available cash (described below) to unitholders of record on the applicable record date. The Partnership paid cash distributions to its unitholders of $0.4582 per unit during the year ended December 31, 2008. This amount consists of a $0.30 per unit quarterly distribution prorated for the 48-day period beginning on May 14, 2008 and ending on June 30, 2008, or $0.1582 per unit, and a $0.30 per unit distribution for the quarter ended on September 30, 2008. See also Note 15—Subsequent Event concerning distributions approved in January 2009.
Available cash
The amount of available cash (as defined in the partnership agreement) generally is all cash on hand at the end of the quarter, less the amount of cash reserves established by our general partner to provide for the proper conduct of our business, including reserves to fund future capital expenditures, to comply with applicable laws, our debt instruments or other agreements, or to provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters. Working capital borrowings generally include borrowings made under a credit facility or similar financing arrangement. It is intended that working capital borrowings be repaid within 12 months. In all cases, working capital borrowings are used solely for working capital purposes or to fund distributions to partners.
Minimum quarterly distributions
The partnership agreement provides that, during a period of time referred to as the “subordination period,” the common units are entitled to distributions of available cash each quarter in an amount equal to the “minimum quarterly distribution,” which is $0.30 per common unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash are permitted on the subordinated units. Furthermore, arrearages do not apply to subordinated units and therefore will not be paid on the subordinated units. The effect of the subordinated units is to increase the likelihood that, during the subordination period, available cash is sufficient to fully fund cash distributions on the common units in an amount equal to the minimum quarterly distribution.
The subordination period will lapse at such time when the Partnership has paid at least $0.30 per quarter on each common unit, subordinated unit and general partner unit for any three consecutive, non-overlapping four-quarter periods ending on or after June 30, 2011. Also, if the Partnership has paid at least $0.45 per quarter (150% of the minimum quarterly distribution) on each outstanding common unit, subordinated unit and general partner unit for each calendar quarter in a four-quarter period, the subordination period will terminate automatically. The subordination period will also terminate automatically if the general partner is removed without cause and the units held by the general partner and its affiliates are not voted in favor of such removal. When the subordination period lapses or otherwise terminates, all remaining subordinated units will convert into common units on a one-for-one basis and the common units will no longer be entitled to preferred distributions on prior-quarter distribution arrearages. All subordinated units are held indirectly by Anadarko.

Notes to consolidated financial statements of Western Gas Partners, LP
General partner interest and incentive distribution rights
The general partner is currently entitled to 2.0% of all quarterly distributions that the Partnership makes prior to its liquidation. After distributing amounts equal to the minimum quarterly distribution to common and subordinated unitholders and distributing amounts to eliminate any arrearages to common unitholders, the Partnership’s general partner is entitled to incentive distributions if the amount the Partnership distributes with respect to any quarter exceeds specified target levels shown below:

		Marginal Percentage
	Total Quarterly Distribution	Interest in Distributions
	Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.300	98%	2%
First Target Distribution	up to $0.345	98%	2%
Second Target Distribution	above $0.345 up to $0.375	85%	15%
Third Target distribution	above $0.375 up to $0.450	75%	25%
Thereafter	above $0.45	50%	50%
The table above assumes that the Partnership’s general partner maintains its 2% general partner interest, that there are no arrearages on common units and the general partner continues to own the IDRs. The maximum distribution sharing percentage of 50.0% includes distributions paid to the general partner on its 2.0% general partner interest and does not include any distributions that the general partner may receive on limited partner units that it owns or may acquire.
5. NET INCOME PER LIMITED PARTNER UNIT
The Partnership’s net income attributable to the initial assets for periods including and subsequent to May 14, 2008 and its net income attributable to the Powder River assets for periods including and subsequent to December 19, 2008 is allocated to the general partner and the limited partners, including any subordinated unitholders, in accordance with their respective ownership percentages, and giving effect to incentive distributions allocable to the general partner. The Partnership’s net income allocable to the limited partners is allocated between the common and subordinated unitholders by applying the provisions of the partnership agreement that govern actual cash distributions as if all earnings for the period had been distributed. Accordingly, if current net income allocable to the limited partners is less than the minimum quarterly distribution, or if cumulative net income allocable to the limited partners since May 14, 2008 is less than the cumulative minimum quarterly distributions, more income is allocated to the common unitholders than the subordinated unitholders for that quarterly period.
Basic and diluted net income per limited partner unit is calculated by dividing limited partners’ interest in net income by the weighted average number of limited partner units outstanding during the period. However, because the initial public offering was completed on May 14, 2008, the number of units issued in connection with the initial public offering, including shares issued in connection with the partial exercise of the underwriters’ over-allotment option, is utilized for purposes of calculating basic earnings per unit for the 2008 periods that include May 14, 2008 as if the shares were outstanding from May 14, 2008. The common units and general partner units issued in connection with the Powder River acquisition are included on a weighted-average basis for the 13 days they were outstanding during 2008. Diluted net income per unit reflects the potential dilution of common-equivalent units that could occur if units granted under the LTIP were settled in common units.

Notes to consolidated financial statements of Western Gas Partners, LP
The following table illustrates the Partnership’s calculation of net income per unit for common and subordinated partner units (in thousands, except per-unit information):

Twelve Months Ended
December 31, 2008
Net income	$65,276
Less Predecessor interest in net income(1)	23,173
Less general partner interest in net income	842

Limited partner interest in net income	$41,261

Net income allocable to common units	$20,841
Net income allocable to subordinated units	20,420

Limited partner interest in net income	$41,261

Net income per limited partner unit — basic
Common units	$0.78
Subordinated units	$0.77
Total	$0.78

Net income per limited partner unit — diluted
Common units	$0.78
Subordinated units	$0.77
Total	$0.77

Weighted average limited partner units outstanding — basic
Common units	26,680
Subordinated units	26,536

Total	53,216

Weighted average limited partner units outstanding — diluted
Common units	26,710
Subordinated units	26,536

Total	53,246

(1)	Includes net income attributable to the initial assets up to May 14, 2008 and net income attributable to the Powder River assets up to December 19, 2008.
6. TRANSACTIONS WITH AFFILIATES
Affiliate transactions
The Partnership provides natural gas gathering, compression, treating and transportation services to Anadarko, which results in affiliate transactions. A portion of the Partnership’s expenditures were paid by or to Anadarko, which also resulted in affiliate transactions. In addition, contributions to and distributions from Fort Union were paid or received by the Parent, resulting in affiliate transactions. Prior to May 14, 2008 with respect to the initial assets and prior to December 19, 2008 with respect to the Powder River assets, balances arising from affiliate transactions were net-settled on a non-cash basis by way of an adjustment to parent net equity. Anadarko charged the Partnership interest at a variable rate (6.04% for November 2008) on outstanding affiliate balances owed by the Partnership to Anadarko for the periods these balances remained outstanding. Affiliate-based interest expense on intercompany balances was not charged subsequent to May 14, 2008 with respect to the initial assets or subsequent to December 19, 2008 with respect to the Powder River assets as the outstanding affiliate balances were entirely settled through an adjustment to parent equity in connection with the initial public offering and the Powder River acquisition. The Partnership will incur interest expense on its $175.0 million term loan payable to Anadarko. See Term Loan Agreement with Anadarko below.

Notes to consolidated financial statements of Western Gas Partners, LP
Contribution of AGC, PGT, MIGC and the Powder River assets to the Partnership
Concurrent with the closing of the initial public offering in May 2008, Anadarko contributed the assets and liabilities of AGC, PGT and MIGC to the Partnership in exchange for a 2.0% general partner interest, 100% of the IDRs, 5,725,431 common units and 26,536,306 subordinated units. In connection with the Powder River acquisition in December 2008, Anadarko contributed the Powder River assets to the Partnership for consideration consisting of $175.0 million cash, 2,556,891 common units and 52,181 general partner units. See Note 1—Description of Business and Basis of Presentation.
Note receivable from Anadarko
Concurrent with the closing of the initial public offering, the Partnership loaned $260.0 million to Anadarko in exchange for a 30-year note bearing interest at a fixed annual rate of 6.50%. Interest on the note is payable quarterly.
Term Loan Agreement with Anadarko
Concurrent with the closing of the Powder River acquisition, the Partnership entered into a five-year, $175.0 million term loan agreement with Anadarko which calls for interest at a fixed rate of 4.0% for the first two years and a floating rate of interest at three-month LIBOR plus 150 basis points for the final three years. The Partnership has the option to repay the amount due in whole or in part commencing upon the second anniversary of the term loan agreement. The provisions of the term loan agreement are non-recourse to our general partner and our limited partners and contain customary events of default, including (i) nonpayment of principal when due or nonpayment of interest or other amounts within three business days of when due; (ii) certain events of bankruptcy or insolvency with respect to the Partnership; or (iii) a change of control.
Commodity Price Swap Agreements
The Partnership entered into commodity price swap agreements with Anadarko in December 2008 to mitigate exposure to commodity price volatility that would otherwise be present as a result of the Partnership’s acquisition of the Hilight and Newcastle Systems. Specifically, the commodity price swap agreements fix the margin the Partnership will realize under percent-of-proceeds contracts applicable to natural gas processing activities at the Hilight and Newcastle Systems. In this regard, the Partnership’s notional volumes for each of the swap agreements are not specifically defined; instead, the commodity price swap agreements apply to volumes equal in amount to the Partnership’s share of actual volumes processed at the Hilight and Newcastle Systems. Because the notional volumes are not fixed, the commodity price swap agreements do not satisfy the definition of a derivative financial instrument. The Partnership will recognize gains and losses on the commodity price swap agreements in the period in which the associated revenues are recognized.
Below is a summary of the fixed prices on the Partnership’s commodity price swap agreements outstanding as of December 31, 2008. The commodity price swap arrangements are for two years and the Partnership can extend the agreements, at its option, annually for three additional years.

	Year Ended December 31,
	2009	2010

	(per barrel)
Natural Gasoline	$55.60	$63.20
Condensate	$62.27	$70.72
Propane	$35.56	$40.63
Butane	$42.24	$48.15

	(per MMBtu)
Natural Gas	$4.85	$5.61
Cash management
Anadarko operates a cash management system whereby excess cash from most of its subsidiaries, held in separate bank accounts, is swept to a centralized account. Prior to May 14, 2008 with respect to the initial assets and prior to December 19, 2008 with respect to the Powder River assets, sales and purchases related to third-party transactions were received or paid in cash by Anadarko within the centralized cash management system and were settled with the Partnership through an adjustment to parent net equity. Subsequent to May 14, 2008 with respect to the initial assets and subsequent to December 19, 2008 with respect to the Powder River assets, the Partnership cash-settles transactions directly with third parties and with Anadarko affiliates.

Notes to consolidated financial statements of Western Gas Partners, LP
Credit facilities
In March 2008, Anadarko entered into a five-year $1.3 billion credit facility under which the Partnership may borrow up to $100.0 million. Concurrent with the closing of the initial public offering, the Partnership entered into a two-year $30.0 million working capital facility with Anadarko as the lender. See Note 11—Debt for more information on these credit facilities.
Omnibus agreement
Concurrent with the closing of the initial public offering, the Partnership entered into an omnibus agreement with the general partner and Anadarko that addresses the following:
•	Anadarko’s obligation to indemnify the Partnership for certain liabilities and the Partnership’s obligation to indemnify Anadarko for certain liabilities;

•	the Partnership’s obligation to reimburse Anadarko for all expenses incurred or payments made on the Partnership’s behalf in conjunction with Anadarko’s provision of general and administrative services to the Partnership, including salary and benefits of the general partner’s executive management and other Anadarko personnel and general and administrative expenses which are attributable to the Partnership’s status as a separate publicly traded entity;

•	the Partnership’s obligation to reimburse Anadarko for all insurance coverage expenses it incurs or payments it makes with respect to the Partnership’s assets; and

•	the Partnership’s obligation to reimburse Anadarko for the Partnership’s allocable portion of commitment fees that Anadarko incurs under its $1.3 billion credit facility.
Pursuant to the omnibus agreement, Anadarko performs centralized corporate functions for the Partnership, such as legal, accounting, treasury, cash management, investor relations, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, tax, marketing and midstream administration. The Partnership’s reimbursement to Anadarko for certain general and administrative expenses allocated to the Partnership is capped at $6.65 million annually through December 31, 2009, subject to adjustment to reflect changes in the Consumer Price Index and to reflect expansions of the Partnership’s operations through the acquisition or construction of new assets or businesses. The cap contained in the omnibus agreement does not apply to incremental general and administrative expenses allocated to or incurred by the Partnership as a result of being a publicly traded partnership. The consolidated financial statements of the Partnership include costs allocated by Anadarko pursuant to the omnibus agreement for periods including and subsequent to May 14, 2008.
Services and secondment agreement
Concurrent with the closing of the initial public offering, the general partner and Anadarko entered into a services and secondment agreement pursuant to which specified employees of Anadarko are seconded to the general partner to provide operating, routine maintenance and other services with respect to the assets owned and operated by the Partnership under the direction, supervision and control of the general partner. Pursuant to the services and secondment agreement, the Partnership will reimburse Anadarko for services provided by the seconded employees. The initial term of the services and secondment agreement is 10 years and the term will automatically extend for additional twelve-month periods unless either party provides 180 days written notice otherwise before the applicable twelve-month period expires. The consolidated financial statements of the Partnership include costs allocated by Anadarko pursuant to the services and secondment agreement for periods including and subsequent to May 14, 2008 with respect to the initial assets and periods including and subsequent to December 1, 2008 with respect to the Powder River assets.

Notes to consolidated financial statements of Western Gas Partners, LP
Tax sharing agreement
Concurrent with the closing of the initial public offering, the Partnership and Anadarko entered into a tax sharing agreement pursuant to which the Partnership reimburses Anadarko for the Partnership’s share of Texas margin tax borne by Anadarko as a result of the Partnership’s results being included in a combined or consolidated tax return filed by Anadarko with respect to periods subsequent to May 14, 2008. Anadarko may use its tax attributes to cause its combined or consolidated group, of which the Partnership may be a member for this purpose, to owe no tax. However, the Partnership is nevertheless required to reimburse Anadarko for the tax the Partnership would have owed had the attributes not been available or used for the Partnership’s benefit, irrespective of whether Anadarko pays taxes for the period.
Allocation of costs
The consolidated financial statements of the Partnership include costs allocated by Anadarko in the form of a management services fee for periods prior to May 14, 2008 with respect to the initial assets and prior to December 1, 2008 with respect to the Powder River assets. General, administrative and management costs were allocated to the Partnership based on its proportionate share of Anadarko’s assets and revenues. Management believes these allocation methodologies are reasonable.
The employees supporting the Partnership’s operations are employees of Anadarko. Anadarko charges the Partnership its allocated share of personnel costs, including costs associated with Anadarko’s non-contributory defined pension and postretirement plans and defined contribution savings plan, through the management services fee or pursuant to the omnibus agreement and services and secondment agreement described above.
Equity-based compensation
Pursuant to SFAS 123(R), grants made under equity-based compensation plans result in equity-based compensation expense which is determined, in part, by reference to the fair value of equity compensation as of the date of the relevant equity grant.
Long-term incentive plan
The general partner awarded 30,304 phantom units valued at $16.50 each to the general partner’s independent directors in May 2008. These phantom units were granted under the LTIP and will vest in May 2009. Total compensation expense attributable to the phantom units granted under the LTIP is expensed entirely by the Partnership and, during the year ended December 31, 2008, was approximately $323,000. The Partnership expects to recognize approximately $177,000 of additional compensation expense over the next five months related to the phantom units granted under the LTIP.
Equity incentive plan and Anadarko incentive plans
In April 2008, the general partner awarded to its executive officers an aggregate of 50,000 UVRs, UARs and DERs under its Incentive Plan. Equity-based compensation expense for grants made pursuant to the Incentive Plan as well as the Anadarko Incentive Plans is included in general and administrative expenses as a component of the compensation expense allocated to the Partnership by Anadarko and reflected in the Partnership’s financial statements for the year ended December 31, 2008. The Partnership’s general and administrative expense for the year ended December 31, 2008 included approximately $1.9 million of equity-based compensation expense for grants made pursuant to the Incentive Plan and Anadarko Incentive Plans. No such expense was included in the Partnership’s general and administrative expense for the years ended December 31, 2007 or 2006. These expenses are allocated to the Partnership by Anadarko as a component of compensation expense for the executive officers of the Partnership’s general partner and employees who provide services to the Partnership pursuant to the omnibus agreement and the services and secondment agreement. The above amount excludes compensation expense associated with the LTIP.
Summary of affiliate transactions
The following table summarizes affiliate transactions (in thousands). Affiliate expenses do not bear a direct relationship to affiliate revenues and third-party expenses do not bear a direct relationship to third-party revenues. Accordingly, the Partnership’s affiliate expenses are not those expenses necessary for generating affiliate revenues. Operating expenses include all amounts accrued for or paid to affiliates for the operation of the Partnership’s systems, whether in providing

Notes to consolidated financial statements of Western Gas Partners, LP services to affiliates or to third parties, including field labor, measurement and analysis and other disbursements. Changes in parent net equity, including affiliate transactions and other payments made to or received from Anadarko, were settled through an adjustment to parent net equity prior to May 14, 2008 with respect to the initial assets and prior to December 19, 2008 with respect to the Powder River assets. Thereafter, affiliate transactions are cash-settled.

	Year Ended December 31,
	2008	2007	2006

	(in thousands)
Affiliate transactions
Revenues — affiliates	$(271,643)	$(245,302)	$(121,635)
Operating expenses — affiliates	52,548	38,867	19,492
Interest income — affiliates	(11,883)	—	—
Interest expense — affiliates	2,692	7,805	9,574

Loan receivable from Anadarko	$260,000	$—	$—
Loan payable to Anadarko	175,000	—	—
Reimbursement to parent from offering proceeds	45,161	—	—
Distribution to unitholders — affiliates	15,279	—	—

	As of December 31,
	2008	2007
Receivables from and payables to affiliates
Accounts receivable	$3,235	$—
Natural gas imbalance receivables	1,422	—
Note receivable from Anadarko	260,000	—
Natural gas imbalance payable	1,198	—
Accrued liabilities	153	—
Note payable to Anadarko	175,000	—
Parent net investment	—	392,140
7. INCOME TAXES
The components of the Partnership’s income tax expense are as follows:

	Year Ended December 31,
	2008	2007	2006

	(in thousands)
Current income tax expense
Federal income tax expense	$11,758	$8,411	$2,101
State income tax expense	395	313	—

Total current income tax expense	$12,153	$8,724	$2,101

Deferred income tax expense
Federal income tax expense	609	11,345	4,650
State income tax expense (benefit)	1,015	(529)	(1,424)

Total deferred income tax expense	1,624	10,816	3,226

Total income tax expense	$13,777	$19,540	$5,327

Notes to consolidated financial statements of Western Gas Partners, LP
Total income taxes differed from the amounts computed by applying the statutory income tax rate to income before income taxes. The sources of these differences are as follows:

	Year Ended December 31,
	2008	2007	2006

	(in thousands)

Income before income taxes	$79,053	$56,198	$18,028
Statutory tax rate	35%	35%	35%

Tax computed at statutory rate	27,669	19,669	6,310
Adjustments resulting from:
Partnership income not subject to federal taxes	(15,011)	—	—
Federal taxes at lower graduated rate	—	—	(62)
State income taxes, net of federal tax benefit	1,115	268	178
Texas law change	—	(408)	(1,104)
Other	4	11	5

Income tax expense	$13,777	$19,540	$5,327

Effective tax rate	17%	35%	30%

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2008	2007

	(in thousands)
Net operating loss and credit carryforwards	$14	$2,916

Net current deferred income tax assets	14	2,916

Depreciable property	(1,652)	(126,184)
Equity investment	—	(3,083)
Net operating loss and credit carryforwards	599	—

Net long-term deferred income tax liabilities	(1,053)	(129,267)

Total net deferred income tax liabilities	$(1,039)	$(126,351)

Credit carryforwards, which are available for utilization on future income tax returns, are as follows:

	December 31,	Statutory
	2008	Expiration

	(in thousands)
State credit	$613	2027
8. CONCENTRATION OF CREDIT RISK
Anadarko was the only customer from whom revenues exceeded 10% of the Partnership’s consolidated revenues for the years ended December 31, 2008, 2007 and 2006. The percentage of revenues from Anadarko and the Partnership’s other customers are as follows:

	Year Ended December 31,
Customer	2008	2007	2006
Anadarko	86%	92%	94%
Other	14%	8%	6%

Total	100%	100%	100%

Notes to consolidated financial statements of Western Gas Partners, LP
9. PROPERTY, PLANT AND EQUIPMENT
A summary of the historical cost of the Partnership’s property, plant and equipment is as follows:

	Estimated
	useful life	December 31, 2008	December 31, 2007

	(dollars in thousands)
Land	n/a	$354	$354
Gathering systems	15 to 25 years	585,304	532,312
Pipeline and equipment	30 to 34.5 years	85,598	84,651
Assets under construction	n/a	7,690	22,904
Other	3 to 25 years	1,645	902

Total property, plant and equipment		680,591	641,123
Accumulated depreciation		162,776	129,348

Total net property, plant and equipment		$517,815	$511,775

The cost of property classified as “Assets under construction” is excluded from capitalized costs being depreciated. This amount represents property elements that are works-in-progress and not yet suitable to be placed into productive service as of the balance sheet date.
10. ASSET RETIREMENT OBLIGATIONS
The following table provides a summary of changes in asset retirement obligations. Revisions in estimates for the periods presented relate primarily to revisions of current cost estimates, inflation rates and/or discount rates.

	Year Ended December 31,
	2008	2007	2006

	(in thousands)
Carrying amount of asset retirement obligations at beginning of period	$10,534	$9,968	$3,491
Additions	1,327	102	1,338
Accretion expense	775	604	367
Revisions in estimates	(3,543)	(140)	4,772

Carrying amount of asset retirement obligations at end of period	$9,093	$10,534	$9,968

11. DEBT
In December 2008, the Partnership entered into a five-year $175.0 million term loan agreement with Anadarko in order to finance the Powder River acquisition. See Note 6—Transactions with Affiliates.
In March 2008, Anadarko entered into a five-year $1.3 billion credit facility under which the Partnership may borrow up to $100.0 million to the extent that sufficient amounts remain unborrowed by Anadarko and its subsidiaries. As of December 31 2008, the full $100.0 million was available for borrowing by the Partnership. Interest on borrowings under the credit facility is calculated based on the election by the borrower of either: (i) a floating rate equal to the federal funds effective rate plus 0.50% or (ii) a periodic fixed rate equal to LIBOR plus an applicable margin. The applicable margin, which was 0.44% at December 31, 2008, and the commitment fees on the facility are based on Anadarko’s senior unsecured long-term debt rating. Pursuant to the omnibus agreement, as a co-borrower under Anadarko’s credit facility, the Partnership is required to reimburse Anadarko for its allocable portion of commitment fees (currently 0.11% of the Partnership’s committed and available borrowing capacity, including the Partnership’s outstanding balances) that Anadarko incurs under its credit facility, or up to $110,000 annually. Under the credit facility, the Partnership and Anadarko are required to comply with certain covenants, including a financial covenant that requires Anadarko to maintain a debt-to-capitalization ratio of 65% or less. As of December 31, 2008, Anadarko was in compliance with all covenants. Should the Partnership or Anadarko fail to comply with any covenant in Anadarko’s credit facility, the Partnership may not be permitted to borrow under the credit facility. Anadarko is a guarantor of all borrowings under the credit facility, including the Partnership’s borrowings. The Partnership is not a guarantor of Anadarko’s borrowings under the credit facility.

Notes to consolidated financial statements of Western Gas Partners, LP
Concurrent with the closing of the initial public offering, the Partnership entered into a two-year $30.0 million working capital facility with Anadarko as the lender. At December 31, 2008, no borrowings were outstanding under the working capital facility. The facility is available exclusively to fund working capital borrowings. Borrowings under the facility will bear interest at the same rate as would apply to borrowings under the Anadarko credit facility described above. Pursuant to the omnibus agreement, the Partnership will pay a commitment fee of 0.11% annually to Anadarko on the unused portion of the working capital facility, or up to $33,000 annually. The Partnership is required to reduce all borrowings under the working capital facility to zero for a period of at least 15 consecutive days at least once during each of the twelve-month periods prior to the maturity date of the facility.
In December 2007, Anadarko and an entity organized by a group of unrelated investors formed Trinity Associates, LLC (Trinity). Trinity extended a $2.2 billion loan to WGR Asset Holding Company, LLC (WGR Asset Holdings), a subsidiary of Anadarko. Western Gas Wyoming, L.L.C. (WG Wyoming), which owns the 14.81% membership interest in Fort Union and that was contributed to the Partnership in connection with its Powder River acquisition on December 19, 2008, was a subsidiary of WGR Asset Holdings. On February 16, 2008, the Partnership and WG Wyoming, along with other Anadarko subsidiaries, became joint and several guarantors of the $2.2 billion loan. The principal amount due from WGR Asset Holdings to Trinity under the loan was $1.8 billion as of December 31, 2008. Pursuant to the loan agreement, all guarantees with respect to the Partnership’s assets were automatically released immediately prior to the closing of the initial public offering. Similarly, WG Wyoming’s obligations related to this guarantee were released on December 19, 2008 in connection with the closing of the Powder River acquisition.
12. SEGMENT INFORMATION
The Partnership’s operations are organized into a single business segment, the assets of which consist of natural gas gathering and processing systems, treating facilities, a pipeline and related plant and equipment. To assess the operating results of the Partnership’s segment, management uses Adjusted EBITDA, which it defines as net income (loss) plus distributions from equity investee, interest expense, income tax expense and depreciation, less income from equity investee, interest income, income tax benefit and other income (expense).
Adjusted EBITDA is a supplemental financial measure that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•	the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to financing methods, capital structure or historical cost basis;

•	the ability of the Partnership’s assets to generate cash flow to make distributions; and

•	the viability of acquisitions and capital expenditure projects and the returns on investment of various investment opportunities.
Management believes that the presentation of Adjusted EBITDA provides information useful in assessing the Partnership’s financial condition and results of operations and that Adjusted EBITDA is a widely accepted financial indicator of a company’s ability to incur and service debt, fund capital expenditures and make distributions. Adjusted EBITDA, as defined by the Partnership, may not be comparable to similarly titled measures used by other companies. Therefore, the Partnership’s consolidated Adjusted EBITDA should be considered in conjunction with net income and other performance measures, such as operating income or cash flow from operating activities.

Notes to consolidated financial statements of Western Gas Partners, LP
Below is a reconciliation of Adjusted EBITDA to net income.

	Year Ended December 31,
	2008	2007	2006

	(in thousands)

Reconciliation of Adjusted EBITDA to net income
Adjusted EBITDA	$112,474	$91,830	$47,239
Less:
Distributions from equity investee	5,128	1,348	741
Interest expense, net — affiliates	1,259	7,805	9,574
Interest expense from note — affiliate	253	—	—
Income tax expense	13,777	19,540	5,327
Depreciation and impairment	42,365	30,481	20,230
Other expense	—	15	26
Add:
Equity income, net	4,736	4,017	1,360
Interest income from note — affiliate	10,703	—	—
Other income	145	—	—

Net Income	$65,276	$36,658	$12,701

13. COMMITMENTS AND CONTINGENCIES
Environmental
The Partnership is subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. Management believes there are no such matters that will have a material adverse effect on the Partnership’s results of operations, cash flows or financial position.
Litigation and legal proceedings
From time to time, the Partnership is involved in legal, tax, regulatory and other proceedings in various forums regarding performance, contracts and other matters that arise in the ordinary course of business. Management is not aware of any such proceeding for which a final disposition could have a material adverse effect on the Partnership’s results of operations, cash flows or financial position.
Lease commitments
Anadarko, on behalf of the Partnership, has entered into leases for compression equipment. During 2007, Anadarko restructured certain third-party lease commitments, resulting in a new lease and the purchase of previously leased equipment. Compression equipment purchased by Anadarko was contributed to the Partnership. In October 2008, Anadarko modified certain lease arrangements including leased compression equipment used exclusively by the Partnership. As a result of the lease modifications, Anadarko became the owner of the compression equipment, effectively terminating the lease. Pursuant to the Contribution, Conveyance and Assumption Agreement signed in connection with the initial public offering, Anadarko contributed the compression equipment to the Partnership. The carrying value of the compression equipment was approximately $14.1 million.

Notes to consolidated financial statements of Western Gas Partners, LP
During 2008, Anadarko entered into a new third-party lease for office space used by the Partnership. The office lease will expire in January 2010 and there is no purchase option at the termination of the lease. The amounts in the table below represent existing contractual lease obligations for the office lease as of December 31, 2008 that may be assigned or otherwise charged to the Partnership (in thousands).

Minimum rental
payments

2009	$149
2010	9

Total	$158

Rent expense associated with the compressor leases and the office lease was approximately $1.2 million, $1.2 million and $3.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.
14. QUARTERLY FINANCIAL DATA (unaudited)
The following table presents a summary of the Partnership’s operating results by quarter for the years ended December 31, 2008 and 2007. Financial information for 2007 and the first three quarters of 2008 has been revised to include results attributable to the Powder River assets. See Note 3 — Powder River Acquisition.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(in thousands, except per unit amounts)

2008
Revenues	$82,034	$89,996	$82,206	$57,412
Operating income	$25,985	$17,047	$8,198	$18,487
Net income	$15,762	$15,976	$13,425	$20,113
Net income per limited partner unit(1)	n/a	$0.15	$0.32	$0.30

2007
Revenues	$61,761	$63,779	$65,489	$70,464
Operating income	$15,763	$16,294	$12,908	$19,053
Net income	$8,837	$8,123	$7,798	$11,900

(1)	Net income per limited partner unit is calculated as net income attributable to the limited partners, which excludes income attributable to the initial assets up to May 14, 2008 and excludes income attributable to the Powder River assets up to December 19, 2008. See Note 5 — Net Income Per Limited Partner Unit.
15. SUBSEQUENT EVENT
On January 29, 2009, the board of directors of the Partnership’s general partner declared a cash distribution to the Partnership’s unitholders of $0.30 per unit, or $17.0 million in aggregate. The cash distribution was paid on February 13, 2009 to unitholders of record at the close of business on January 30, 2009.
16. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
The Partnership anticipates filing a shelf registration statement on Form S-3 in June 2009 under which the Partnership may issue and sell up to $1.25 billion of debt and equity securities. Debt securities issued under the shelf may be guaranteed by WGR Operating, LP (WGR Operating), AGC, PGT, MIGC, Western Gas Wyoming, L.L.C. (WG Wyoming) and Western Gas Operating, LLC, each of which is a wholly owned subsidiary of the Partnership. WG Wyoming holds the Partnership’s 14.81% interest in Fort Union. The guarantees, if issued, will be full, unconditional, joint and several. The following condensed consolidating financial information reflects the Partnership’s stand-alone accounts, the consolidated accounts of the guarantor subsidiaries, consolidating adjustments and eliminations, and the Partnership’s consolidated accounts as of December 31, 2008 and for the year ended December 31, 2008. Western Gas Partners, LP did not hold an interest in WGR Operating and its subsidiaries prior to the Partnership’s initial public offering in May 2008; thus financial information for the years ended December 31, 2007 and 2006 is not presented. The condensed consolidating financial information should be read in conjunction with the Partnership’s accompanying consolidated financial statements and related notes.

Notes to consolidated financial statements of Western Gas Partners, LP
WGR Operating acquired the initial assets in connection with the Partnership’s initial public offering in May 2008 and acquired the Powder River assets in connection with the December 2008 Powder River acquisition (see Note 1). Anadarko acquired MIGC and the Powder River assets in connection with its August 23, 2006 acquisition of Western. Therefore, WGR Operating’s accounts include the results of operations of the initial assets and the Powder River assets for the full year ended December 31, 2008. The Partnership’s investments in its subsidiaries are presented in accordance with the equity method of accounting.

Statement of Income	Year Ended December 31, 2008
	(in thousands)
	Western Gas	Guarantor
	Partners, LP	Subsidiaries	Eliminations	Consolidated

Revenues
Gathering, processing and transportation of natural gas	$—	$123,540	$—	$123,540
Natural gas, natural gas liquids and condensate sales	—	170,891	—	170,891
Equity income and other	—	17,217	—	17,217

Total Revenues	$—	$311,648	$—	$311,648

Operating Expenses
Cost of product	$—	$134,715	$—	$134,715
Operation and maintenance	—	44,774	(9)	44,765
General and administrative	9,085	5,291	9	14,385
Property and other taxes	—	5,701	—	5,701
Depreciation and impairment	39	42,326	—	42,365

Total Operating Expenses	$9,124	$232,807	$—	$241,931

Operating Income (Loss)	$(9,124)	$78,841	$—	$69,717
Interest income (expense), net — affiliates	10,323	(1,132)	—	9,191
Other income, net	139	6	—	145
Equity income from subsidiaries	27,774	—	(27,774)	—

Income Before Income Taxes	$29,112	$77,715	$(27,774)	$79,053
Income Tax Expense	—	13,777	—	13,777

Net Income	$29,112	$63,938	$(27,774)	$65,276

Notes to consolidated financial statements of Western Gas Partners, LP

Balance Sheet	As of December 31, 2008
	(in thousands)
	Western Gas	Guarantor
	Partners, LP	Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents	$33,306	$—	$—	$33,306
Other current assets	459	50,430	(38,816)	12,073
Note receivable — Anadarko	260,000	—	—	260,000
Investment in subsidiaries	574,442	—	(574,442)	—
Net property, plant and equipment	273	517,542	—	517,815
Goodwill	—	14,436	—	14,436
Equity investment	—	18,183	—	18,183
Other assets	628	—	—	628

Total Assets	$869,108	$600,591	$(613,258)	$856,441

Accounts payable	$38,816	$5,544	$(38,816)	$5,544
Other current liabilities	338	10,459	—	10,797
Note payable — Anadarko	175,000	—	—	175,000
Other long-term liabilities	—	10,146	—	10,146

Total Liabilities	$214,154	$26,149	$(38,816)	$201,487
Partners’ Capital	$654,954	$574,442	$(574,442)	$654,954

Total Liabilities and Partners’ Capital	$869,108	$600,591	$(613,258)	$856,441

Notes to consolidated financial statements of Western Gas Partners, LP

Statement of Cash Flows	Year Ended December 31, 2008
	(in thousands)
	Western Gas	Guarantor
	Partners, LP	Subsidiaries	Eliminations	Consolidated

Cash Flows from Operating Activities
Net income	$29,112	$63,938	$(27,774)	$65,276
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39	32,972	—	33,011
Impairment	—	9,354	—	9,354
Deferred income taxes	—	1,624	—	1,624
Changes in assets and liabilities:
Increase in accounts receivable and natural gas imbalance receivable	—	(43,775)	38,816	(4,959)
Increase in accounts payable and accrued expenses	39,154	4,502	(38,816)	4,840
Increase (decrease) in other items, net	(135)	785	—	650

Net cash provided by operating activities	$68,170	$69,400	$(27,774)	$109,796
Cash Flows from Investing Activities
Capital expenditures	$(312)	$(36,552)	$—	$(36,864)
Powder River acquisition	(175,000)	—	—	(175,000)
Loan to Anadarko	(260,000)	—	—	(260,000)
Investment in affiliate	(574,442)	(8,095)	574,442	(8,095)

Net cash used in investing activities	$(1,009,754)	$(44,647)	$574,442	$(479,959)
Cash Flows from Financing Activities
Proceeds from issuance of common units, net of offering expenses	$315,161	$—	$—	$315,161
Issuance of Note Payable to Anadarko	175,000	—	—	175,000
Reimbursement to parent from offering proceeds	(45,161)	—	—	(45,161)
Distributions to unitholders	(24,814)	—	—	(24,814)
Net contributions to subsidiary (distributions to parent)	554,704	(24,753)	(546,668)	(16,717)

Net cash provided by (used in) financing activities	$974,890	$(24,753)	$(546,668)	$403,469

Net Increase in Cash and Cash Equivalents	$33,306	$—	$—	$33,306
Cash and Cash Equivalents at Beginning of Period	—	—	—	—

Cash and Cash Equivalents at End of Period	$33,306	$—	$—	$33,306